EHEALTH, INC.
SEVERANCE AGREEMENT
This Severance Agreement (the “Agreement”) is by and between eHealth, Inc. (together with its subsidiary, eHealthInsurance Services, Inc., the “Company”) and Tim Hannan (“Executive”).
1.At-Will Employment. Executive and the Company agree that Executive’s employment with Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without Cause or Good Reason (as each such term is defined in Section 4 below), at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.
2.Severance Benefits.
(a)Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason. If (i) Executive terminates his employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” (as defined herein), or (ii) the Company (or any parent or subsidiary of the Company) terminates Executive’s employment for other than “Cause” (as defined herein), and Executive signs and does not revoke a standard release of claims with the Company in a form substantially similar to that attached hereto as Exhibit A (the “Release”), then Executive shall receive the following severance benefits from the Company:
(i)Severance Payment. Executive shall receive a single lump-sum cash severance payment (less applicable withholding taxes) in an amount equal to twelve (12) months of Executive’s then current annual base salary.
(ii)COBRA. Subject to Executive timely electing continuation coverage under Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), Executive shall receive one-hundred percent (100%) Company-paid group health, dental and vision coverage (the “Company-Paid Coverage”). If such coverage included Executive’s dependents immediately prior to the termination, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) twelve (12) months following the date of termination, or (ii) the date upon which Executive and his dependents become covered under another employer’s group health, dental and vision plans that provide Executive and his dependents with comparable benefits and levels of coverage (such earlier date, the “COBRA Termination Date”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the Company-Paid Coverage without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s (and Executive’s dependents’, as applicable) group health, dental and vision coverage in effect on the date of Executive’s employment termination
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(which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made to Executive regardless of whether Executive elects COBRA continuation coverage and shall end on the COBRA Termination Date.
(b)Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason During the One-Year Period Following a Change in Control. If (i) Executive terminates his employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” (as defined herein), or (ii) the Company (or any parent or subsidiary of the Company) terminates Executive’s employment for other than “Cause” (as defined herein) during the one-year period following a Change in Control, and Executive signs and does not revoke the Release, then in addition to the severance benefits provided in Section 2(a) above, Executive shall receive the following severance benefits from the Company:
(i)Bonus Payment. Executive shall receive a single lump-sum cash payment (less applicable withholding taxes) in an amount equal to one hundred percent (100%) of Executive’s then current target annual bonus.
(ii)Equity Award Vesting. One hundred percent (100%) of Executive’s then outstanding and unvested time-based equity awards (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units or otherwise) shall become vested and shall otherwise remain subject to the terms and conditions of the applicable equity incentive plan and the award agreements pursuant to which the time-based equity awards were granted. Executive’s then outstanding and unvested performance-based equity awards, shall vest in accordance with the terms of the applicable equity incentive plan and the award agreements pursuant to which the performance-based equity awards were granted and not pursuant to the terms of this Agreement. For the avoidance of doubt, all performance-based equity awards, including those where performance goals have been achieved but which remain subject to time-based vesting, shall not be considered time-based awards under the terms of this Agreement and shall be governed by the applicable incentive plan and the award agreements pursuant to which the performance-based equity awards were granted.
(c)Voluntary Resignation; Termination for Cause; Death or Disability. If Executive’s employment with the Company terminates (i) voluntarily by Executive other than for Good Reason (ii) for Cause by the Company, or (iii) due to Executive’s death or Disability (as defined hereunder), then Executive shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
(d)Exclusive Remedy. The provisions of this Section 2 are intended to be and are Executive’s exclusive rights to severance payments and benefits in the event of termination of service. The parties hereto agree that nothing herein is intended to result in duplication of severance or any other benefits.
(e)Code Section 409A.
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(i)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-l(b)(4) of the regulations issued under Section 409A of the Code (the “Treasury Regulations”) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 2(e)(ii) below, and consequently shall be paid to Executive promptly following termination as otherwise required by this Agreement.
(ii)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s separation from service (as such term is defined in Section 409A), then the cash severance benefits payable to Executive under this Agreement along with any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are otherwise due to Executive on or within the six (6) month period following Executive’s separation from service shall accrue during such six (6) month period and shall become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent payments, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his separation from service but prior to the six (6) month anniversary of his date of separation from service, then any payments delayed in accordance with this Section shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit.
(iii)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-l(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 2(e)(ii) above. For purposes of this Section 2(e), “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-l(b)(9)(iii)(A)(l); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
(iv)It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.
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(v)Notwithstanding any other provisions of this Agreement, Executive’s receipt of severance payments and benefits under this Agreement is conditioned upon Executive signing and not revoking the Release and subject to the Release becoming effective within sixty (60) days following Executive’s termination of employment (the “Release Period”). No severance will be paid or provided unless the Release becomes effective during the Release Period. Any severance payments to which Executive is entitled under this Agreement shall be paid by the Company to Executive in cash and in full arrears on the date on which the Release becomes effective or such later date as is required to comply with Section 409A; provided however, that if the Release Period straddles two calendar years, the severance payments to which Executive is entitled under this Agreement shall be paid on the latest of (A) the date on which the Release becomes effective, (B) the first business day of the calendar year following the year in which Executive terminates employment with the Company or (C) such later date as is required to comply with Section 409A.
(vi)With respect to reimbursements or in-kind benefits provided to Executive hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (A) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of Executive’s taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (B) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
3.Golden Parachute Excise Tax Best Results. If any payment or benefit Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.
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The Company shall appoint a nationally recognized accounting firm or consulting firm to make the determinations required hereunder and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting or consulting firm required to be made hereunder.
The accounting or consulting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting or consulting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting or consulting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
4.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)Cause. “Cause” shall mean (i) Executive’s commission of any act of fraud, embezzlement or dishonesty, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony under the laws of the United States or any state thereof, (iii) Executive’s continued failure to perform lawfully assigned duties for 30 days after receiving written notification from the Company, (iv) Executive’s unauthorized use or disclosure of confidential information or trade secrets of the Company, or (v) any other intentional misconduct by Executive that adversely affects the business of the Company in a material manner.
(b)Change in Control. “Change in Control” means the occurrence of any of the following, in one or a series of related transactions:
(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
(ii)The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(iii)The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.
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(c)Disability. “Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees,
(d)Good Reason. “Good Reason” means that Executive resigns his employment within 120 days after any of the following is undertaken by the Company (or its acquirer) without Executive’s express written consent: (i) a reduction in Executive’s title, (ii) a material reduction of Executive’s duties, authority or responsibilities; (ii) any material reduction of Executive’s base salary or potential target bonus equal to 60% of Executive’s base salary (other than a proportionate reduction in Executive’s base salary or potential bonus that affects all senior management of the Company); or (iii) a material change in the geographic location at which Executive must perform services; provided that in no instance will the relocation of Executive to a facility or location of thirty-five (35) miles or less from either the Company’s office located at 2625 Augustine Drive, Santa Clara, California or the Company’s then current office location in San Francisco, California, or from Executive’s then current office location (or one of Executive’s then-current office locations, if applicable) be deemed material for purposes of this Agreement; provided, however, that Good Reason shall not exist unless Executive has provided written notice to the Board of Directors of the purported grounds for the Good Reason within 90 days of its initial existence and the Company has been provided at least 30 days to remedy the condition.
5.Successors.
(a)The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 5(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
6.Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail,
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postage prepaid, (e) upon transmission, if sent by email, and shall be addressed (i) if to Executive, at his or her last known residential address or email address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.
7.Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 6 of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.
8.Miscellaneous Provisions.
(a)No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.
(b)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(d)Entire Agreement. This Agreement represents the entire agreement between Executive and the Company regarding Executive’s severance agreement with the Company, and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied), of the parties with respect to the subject matter hereof.
(e)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
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(g)Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
(h)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this amended and restated Agreement, in the case of the Company by its duly authorized officer, as of the last date signed below.

COMPANY
eHealth, Inc.

By:	/s/ Scott N. Flanders
Scott Flanders

Title:	Chief Executive Officer
Date:	Feb 10, 2021

EXECUTIVE

By:	/s/ Timothy C. Hannan
Tim Hannan

Date:	Feb 10, 2021

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Exhibit A
eHealth, Inc.
Release of Claims
This Release of Claims (“Agreement”) is made by and between eHealth, Inc. (the “Company”), and _______________ (“Executive”).
Whereas, Executive has agreed to enter into a release of claims in favor of the Company upon certain events specified in the Severance Agreement by and between Company and Executive (the “Severance Agreement”).
Now Therefore, in consideration of the mutual promises made herein, the Parties hereby agree as follows:
1.Termination. Executive’s employment from the Company terminated on ___________________________.
2.Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Proprietary Information and Inventions Agreement between Executive and the Company. Executive shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.
3.Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive.
4.Release of Claims. Except as set forth in the last paragraph of this Section 4, Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,
(a)any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;
(b)any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation,
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any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
(d)any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, Executive Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;
(e)any and all claims for violation of the federal, or any state, constitution;
(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(g)any and all claims for attorneys’ fees and costs.
Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Executive under the Severance Agreement or to any vested rights to benefits Executive has under any employee benefit plans of the Company. Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any fiduciary or directors & officers insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.
5.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement, Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by
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federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Executive signs this Agreement.
6.Civil Code Section 1542. Executive represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Executive acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any statute or common law principles of similar effect.
7.No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.
8.Application for Employment. Executive understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.
9.No Cooperation. Executive agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.
10.No Admission of Liability. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.
11.Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.
12.Authority. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.
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13.No Representations. Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.
14.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
15.Arbitration. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.
16.Entire Agreement. This Agreement, along with the Severance Agreement, the Proprietary Information and Inventions Agreement, and Executive’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company.
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17.No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chief Executive Officer of the Company.
18.Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.
19.Effective Date. This Agreement is effective eight (8) days after it has been signed by both Parties.
20.Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
21.Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
(a)They have read this Agreement;
(b)They have had the opportunity of being represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
(c)They understand the terms and consequences of this Agreement and of the releases it contains;
(d)They are fully aware of the legal and binding effect of this Agreement.

5.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

eHealth, Inc.

Dated:	By:
[name, title]

Dated:
[name]

6.